Forbes Medi-Tech Inc.

EX. 1

Forbes Medi-Tech Inc.

“Developing Nutraceuticals & Pharmaceuticals from Nature”

For Immediate Release

Forbes Medi-Tech Begins Sterol Shipments Under Major Supply Agreement

Vancouver, British Columbia – January 15, 2003 Forbes Medi-Tech Inc. (TSE:FMI and NASDAQ:FMTI) today announced that shipments have begun under the major sterols supply agreement announced in September 2002. This agreement is between Forbes’ manufacturing joint venture, Phyto-Source LP, and a large multinational company. For competitive reasons, the identity of the customer and contractual terms and conditions have not been disclosed. Based on customer forecasts, it is expected that this supply agreement, together with other supply agreements already secured by Forbes and the Joint Venture, will generate total revenues of up to $40 million over two years.

“The commencement of shipping and recognition of revenue from this contract represents a significant milestone for the Company,” said Charles Butt, President and CEO of Forbes Medi-Tech Inc.

Manufacturing of the phytosterols for all supply contracts is conducted by the Phyto-Source joint venture manufacturing facility in Pasadena, Texas, a 50-50 joint venture between Forbes and Chusei (USA) Inc. Forbes anticipates recognizing approximately 60% of the total revenue under these supply agreements on its income statement. Approximately 800 tonnes of Phyto-Source’s 1000 tonne annual production capacity has been secured by these contracts.

About Forbes Medi-Tech Inc.

Forbes Medi-Tech Inc. is a biopharmaceutical company dedicated to the research, development and commercialization of innovative pharmaceuticals and nutraceutical products for the prevention and treatment of cardiovascular and related diseases. By extracting plant sterols from wood pulping by-products, Forbes has developed cholesterol-lowering agents to be used as pharmaceutical therapeutics, dietary supplements and functional food ingredients.

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For more information, please contact:

Darren Seed

Manager, Investor Relations

Telephone: (604) 681-8976

E-mail: dseed@forbesmedi.com

NASDAQ and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of the content of this News Release. This press release may contain forward-looking statements concerning anticipated developments in the Company’s business, and other information in future periods. These forward-looking statements can be identified by the use of forward-looking terminology, such as, “potential”, “may”, “for developing”, “to”, “projects”,” expects”, ”plans”, “anticipates”, and “believes” and similar expressions or variations thereon, or statements that events, conditions or results “will,” “may,” “could” or “should” occur or be achieved.  Forward-looking statements are statements about the future and are inherently uncertain, and actual achievements of the Company and other results and occurrences may differ materially from those reflected in the forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation those referred to in the Company’s Form 20F filed on SEDAR and with the SEC. The Company’s forward-looking statements are based on the beliefs, expectations and opinions of management on the date the statements are made, and the Company does not assume any obligation to update forward-looking statements if circumstances or management’s beliefs, expectations or opinions should change.  For the reasons set forth above, investors should not place undue reliance on forward-looking statements. See also the Company’s reports filed with the Toronto Stock Exchange, the Ontario and B.C. Securities Commissions, and the U.S. Securities and Exchange Commission from time to time for other cautionary statements identifying important factors with respect to such forward-looking statements.  The Company does not assume any obligation to update any forward-looking statement contained herein

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